Exhibit 10.8

THE HOWARD HUGHES CORPORATION

[Effective Date], 2010

REP Investments LLC

c/o Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street

P.O. Box 762

Toronto, Ontario M5J 2T3

Canada

Attention: Joseph Freedman

Ladies and Gentlemen:

Reference is made to the Amended and Restated Cornerstone Investment Agreement (the “Cornerstone Agreement”), effective as of March 31, 2010, as amended, between General Growth Properties, Inc. and REP Investments LLC (“Purchaser”), an affiliate of Brookfield Asset Management Inc.  Capitalized terms used but not otherwise defined in this letter agreement (this “Agreement”) shall have the meanings attributed to such terms in the Cornerstone Agreement as in effect on the date hereof.

Pursuant to the terms of the Cornerstone Agreement and the Plan, The Howard Hughes Corporation (“THHC”) and Purchaser hereby agree as follows:

1.             Subscription Right.

(i)            Sale of New Equity Securities.  Following the date hereof, Purchaser shall have the right, or shall at any time and from time to time have the right to appoint Brookfield Consortium Members in accordance with and subject to the Designation Conditions and subject to such Brookfield Consortium Members agreeing in writing for the benefit of THHC to be bound by the terms of Section 5 hereof, to exercise the Subscription Right (as defined below) set forth in this Section 1 (Purchaser or one or more Brookfield Consortium Members, each a “Subscribing Entity” and collectively the “Subscribing Entities”).  If THHC or any Subsidiary of THHC at any time or from time to time makes any public or non-public offering of any shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to THHC’s stock incentive plans and employment arrangements as in effect from time to time or the issuance of stock pursuant to THHC’s employee stock purchase plan as in effect from time to time, (2) pursuant to or in consideration for the acquisition of another Person, business or assets by THHC or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise or (3) to strategic partners or joint venturers in connection with a commercial relationship with THHC or its Subsidiaries or to parties in connection with such Persons providing THHC or its Subsidiaries with loans, credit lines, cash price reductions or similar transactions, under arm’s-length arrangements) (the “Proposed Securities”), the Subscribing Entities shall have the right to acquire from THHC (the “Subscription Right”) for the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) and on the same terms as such Proposed Securities are proposed to be offered to others, up to the amount of such Proposed Securities in the aggregate required to enable it to maintain its proportionate GGO Common Stock-equivalent interest in THHC on a Fully Diluted Basis determined in accordance with the following sentence, in each case, subject to such limitations as may be imposed by applicable Law or stock exchange rules.  The amount of such Proposed Securities that the Subscribing Entities shall be entitled to purchase in the aggregate in any offering pursuant to the above shall (subject to such limitations as may be imposed by applicable Law or stock exchange rules) be determined by multiplying (x) the total number of such offered shares of Proposed Securities by (y) a fraction, the numerator of which is the number of shares of GGO Common Stock held by Purchaser and Brookfield Consortium Members on a Fully Diluted Basis as of the date of THHC’s notice pursuant to Section 1(ii) in respect of the issuance of such Proposed Securities, and the denominator of which is the number of shares of GGO Common Stock then outstanding on a Fully Diluted Basis.  For the avoidance of doubt, the actual amount of securities to be sold or offered to the Subscribing Entities pursuant to its exercise of the Subscription Right hereunder shall be proportionally reduced if the aggregate amount of Proposed Securities sold or offered is reduced.  Any offers and sales pursuant to this Section 1 in the context of a registered public offering shall be conditioned upon reasonably acceptable representations and warranties of each Subscribing Entity regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities Laws.

(ii)           Notice.  In the event THHC proposes to offer Proposed Securities, it shall give Purchaser written notice of its intention, describing the estimated price (or range of prices), anticipated amount of securities, timing and other terms upon which THHC proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten (10) Business Days after the commencement of marketing with respect to such offering or after THHC takes substantial steps to pursue any other offering.  The Subscribing Entity shall have three (3) Business Days from the date of receipt of such a notice to notify THHC in writing that it intends to exercise its Subscription Right and as to the amount of Proposed Securities the Subscribing Entity desires to purchase, up to the maximum amount calculated pursuant to Section 1(i).  In connection with an underwritten public offering, such notice shall constitute a non-binding indication of interest to purchase Proposed Securities at such a range of prices as the Subscribing Entity may specify and, with respect to other offerings, such notice shall constitute a binding commitment of the Subscribing Entity to purchase the amount of Proposed Securities so specified at the price and other terms set forth in THHC’s notice to such Subscribing Entity.  The failure of the Subscribing Entity to so respond within such three (3) Business Day period shall be deemed to be a waiver of the

Subscription Right under this Section 1 only with respect to the offering described in the applicable notice.  In connection with an underwritten public offering or a private placement, the Subscribing Entity shall further enter into an agreement (in form and substance customary for transactions of this type) to purchase the Proposed Securities to be acquired contemporaneously with the execution of any underwriting agreement or purchase agreement entered into with THHC, the underwriters or initial purchasers of such underwritten public offering or private placement, and the failure to enter into such an agreement at or prior to such time shall constitute a waiver of the Subscription Right in respect of such offering.

(iii)          Purchase Mechanism.  If the Subscribing Entity exercises its Subscription Right provided in this Section 1, the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall take place concurrently with the sale to the other investors in the applicable offering, which period of time for the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall be extended for a maximum of one hundred eighty (180) days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals).  Each of THHC and the Subscribing Entity shall use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such Proposed Securities.

(iv)          Failure of Purchase.  In the event (A) the Subscribing Entity fails to exercise its Subscription Right provided in this Section 1 within said three (3) Business Day period, or (B) if so exercised, the Subscribing Entity fails or is unable to consummate such purchase within the one hundred eighty (180) day period specified in Section 1(iii), without prejudice to other remedies, THHC shall thereafter be entitled during the Additional Sale Period to sell the Proposed Securities not elected to be purchased pursuant to this Section 1 or which the Subscribing Entity fails to, or is unable to, purchase, at a price and upon terms no more favorable in any material respect to the purchasers of such securities than were specified in THHC’s notice to Purchaser.  In the event THHC has not sold the Proposed Securities within the Additional Sale Period, THHC shall not thereafter offer, issue or sell such Proposed Securities without first offering such securities to Purchaser in the manner provided above.

(v)           Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of THHC (the “Board”); provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

(vi)          Cooperation.  THHC and Purchaser shall cooperate in good faith to facilitate the exercise of the Subscribing Entity’s Subscription Right hereunder, including using reasonable efforts to secure any required approvals or consents.

(vii)         General.  Notwithstanding anything herein to the contrary, (A) if (1) the Subscribing Entity exercises its Subscription Right pursuant to this Section 1 and is unable to complete the purchase of the Proposed Securities concurrently with the sales to the other investors in the applicable offering as contemplated by Section 1(iii) due to applicable regulatory or stockholder approvals and (2) THHC or the Board determines in good faith that any delay in completion of an offering in respect of which the Brookfield Consortium Members are entitled to Subscription Rights would materially impair the financing objective of such offering, THHC may proceed with such offering without the participation of Purchaser in such offering, in which event THHC and Purchaser shall promptly thereafter agree on a process otherwise consistent with this Section 1 as would allow Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) as shall be necessary to enable Purchaser to maintain its proportionate GGO Common Stock-equivalent interest in THHC on a Fully Diluted Basis, (B) if THHC or the Board determines in good faith that compliance with the notice provisions in Section 1(ii) would materially impair the financing objective of an offering in respect of which the Brookfield Consortium Members are entitled to Subscription Rights, THHC shall be permitted by notice to the Subscribing Entity to reduce the notice period required under Section 1(ii) (but not to less than one (1) Business Day) to the minimum extent required to meet the financing objective of such offering, and the Subscribing Entity shall have the right to either (x) exercise its Subscription Rights during the shortened notice periods specified in such notice or (y) require THHC to promptly thereafter agree on a process otherwise consistent with this Section 1 as would allow Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) as shall be necessary to enable Purchaser to maintain its proportionate GGO Common Stock-equivalent interest in THHC on a Fully Diluted Basis and (C) in the event THHC is unable to issue shares of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, GGO Common Stock) to Purchaser as a result of a failure to receive regulatory or stockholder approval therefor, THHC shall take such action or cause to be taken such other action in order to place the Subscribing Entity, in so far as reasonably practicable (subject to any limitations that may be imposed by applicable Law or stock exchange rules), in the same position in all material respects as if the Subscribing Entity was able to effectively exercise its Subscription Rights hereunder, including, at the option of the Subscribing Entity, issuing to the Subscribing Entity another class of securities of THHC having terms to be agreed by THHC and Purchaser having a value at least equal to the value per share of GGO Common Stock, in each case, as shall be necessary to enable Purchaser to maintain its proportionate GGO Common Stock-equivalent interest in THHC on a Fully Diluted Basis.

(viii)        Termination.  This Section 1 shall terminate at such time as Purchaser together with the Brookfield Consortium Members collectively beneficially own less than 5% of the outstanding shares of GGO Common Stock on a Fully Diluted Basis.

2.             Board of Directors.

(i)            As of the date hereof, the GGO Board shall have nine (9) members and one (1) of such members shall be a person designated by Purchaser (the “Purchaser GGO Board Designee”).

(ii)           THHC shall nominate one (1) Purchaser GGO Board Designee as part of its slate of directors and use its reasonable best efforts to have him or her elected to the Board (including through the solicitation of proxies for such person to the same extent as it does for any of its other nominees to the Board) (subject to applicable Law and stock exchange rules (provided that the Purchaser GGO Board Designee need not be “independent” under the applicable rules of the applicable stock exchange or the SEC)) so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 10% of the shares of GGO Common Stock on a Fully Diluted Basis.  For the avoidance of doubt, at and following such time as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate less than 10% of the shares of GGO Common Stock on a Fully Diluted Basis, Purchaser and the Brookfield Consortium Members shall no longer have the right to designate any director for election to the Board.

(iii)          Subject to applicable Law and stock exchange rules, there shall be proportional representation by the Purchaser GGO Board Designee on any committee of the Board, except for special committees established for potential conflict of interest situations involving any Brookfield Consortium Member or any Affiliate thereof, and except that the Purchaser GGO Board Designee may serve on committees where qualification under the applicable rules of the applicable stock exchange or the SEC are required only if the Purchaser GGO Board Designee so qualifies.  If at any time Purchaser is no longer entitled to designate the Purchaser GGO Board Designee as a result of a decrease in the percentage of shares of GGO Common Stock beneficially owned by Purchaser and the Brookfield Consortium Members, Purchaser shall, to the extent it is within Purchaser’s control, use commercially reasonable efforts to cause any such Purchaser GGO Board Designee to offer to resign.

(iv)          Except with respect to the resignation of the Purchaser GGO Board Designee pursuant to Section 2(iii), (A) Purchaser shall have the power to designate the Purchaser GGO Board Designee’s replacement upon the death, resignation, retirement, disqualification or removal from office of such Purchaser GGO Board Designee and (B) the Board shall promptly take all action reasonably required to fill any vacancy resulting therefrom with such replacement Purchaser GGO Board Designee (including nominating such person, subject to applicable Law, as THHC’s nominee to serve on the Board and causing THHC to use all reasonable efforts to have such person elected as a director of THHC and solicit proxies for such person to the same extent as it does for any of THHC’s other nominees to the Board).

(v)           (A) The Purchaser GGO Board Designee shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the members of the Board, and the Purchaser GGO Board Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as other members of the Board, (B) THHC shall notify the Purchaser GGO Board Designee of all regular and special meetings of the Board and shall notify the Purchaser GGO Board Designee of all regular and special meetings of any committee of the Board of which the Purchaser GGO Board Designee is a member, and (C) THHC shall provide the Purchaser GGO Board Designee with copies of all notices, minutes, consents and other materials provided to all other members of the Board concurrently as such materials are provided to the other members (except, for the avoidance of doubt, as are provided to members of committees of which the Purchaser GGO Board Designee is not a member).

(vi)          Purchaser GGO Board Designee candidates shall be subject to such reasonable eligibility criteria as applied in good faith by the nominating, corporate governance or similar committee of the Board to other candidates for the Board.

3.             Stockholder Vote With Respect to Subscription Right.  THHC shall, for the benefit of Purchaser, to the extent required by any U.S. national securities exchange upon which shares of GGO Common Stock are listed, for so long as Purchaser has subscription rights as contemplated by Section 1, put up for a stockholder vote at the annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of Purchaser’s subscription rights for the maximum period permitted by the rules of such U.S. national securities exchange.

[4.           Shelf Registration Statement.  Promptly following the Effective Date, THHC shall file with the SEC a shelf registration statement on Form S-1 or Form S-11, as applicable, covering the resale by Purchaser of the GGO Shares and the shares of GGO Common Stock issuable upon exercise of the GGO Warrants, containing a plan of distribution reasonably satisfactory to Purchaser, and THHC shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC no later than one hundred eighty (180) days after the Effective Date.  Notwithstanding the foregoing, in the event that THHC files a registration statement covering the resale of shares of GGO Common Stock for any Other Sponsor prior to such date, THHC shall include the GGO Shares and shares of GGO Common Stock issuable upon exercise of the GGO Warrants for resale by Purchaser in such registration statement.] [NTD: This provision is needed only if a shelf registration statement is not filed prior to the Effective Date.]

5.             Transfer Restrictions.  Purchaser covenants and agrees that the GGO Shares (and shares issuable upon exercise of GGO Warrants) shall be disposed of only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws.  Purchaser agrees to the imprinting, so long as is required by this Section 5, of the following legend on any certificate evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY”) OR THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS EITHER (I) A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE ACT AND APPLICABLE BLUE SKY LAWS AND THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION ARE COMPLIED WITH OR (II) UNLESS WAIVED BY THE ISSUER, THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR OTHER APPLICABLE LAWS WILL BE INVOLVED IN SUCH TRANSACTION.

Certificates evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants) shall not be required to contain such legend (A) while a registration statement covering the resale of the GGO Shares is effective under the Securities Act, or (B) following any sale of any such GGO Shares pursuant to Rule 144 of the Exchange Act (“Rule 144”), or (C) following receipt of a legal opinion of counsel to Purchaser that the remaining GGO Shares held by Purchaser are eligible for resale without volume limitations or other limitations under Rule 144.  In addition, THHC will agree to the removal of all legends with respect to shares of GGO Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to THHC’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which such legend is no longer required (as provided above) for certain GGO Shares, THHC shall promptly, following the delivery by Purchaser to THHC of a legended certificate representing such GGO Shares, deliver or cause to be delivered to Purchaser a certificate representing such GGO Shares that is free from such legend.  In the event the above legend is removed from any of the GGO Shares, and thereafter the effectiveness of a registration statement covering such GGO Shares is suspended or THHC determines that a supplement or amendment thereto is required by applicable securities Laws, then THHC may require that the above legend be placed on any such GGO Shares that cannot then be sold pursuant to an effective registration statement or under Rule 144 and Purchaser shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such GGO Shares may again be sold pursuant to an effective registration statement or under Rule 144.

Purchaser shall not sell, transfer or dispose of (each, a “Transfer”) (x) GGO Shares, GGO Warrants, or shares issuable upon exercise of the GGO Warrants during the period from and after the Closing Date to the six (6) month anniversary of the Closing Date, (y) in excess of (A) 8.25% of the GGO Shares and (B) 8.25% of the GGO Warrants or the shares issuable upon exercise of the GGO Warrants, in the aggregate, during the period from and after the six (6) month anniversary of the Closing Date to the one (1) year anniversary of the Closing Date and (z) in excess of (A) 16.5% of the GGO Shares and (B) 16.5% of the GGO Warrants or

the shares issuable upon exercise of the GGO Warrants, in the aggregate (and taken together with any Transfers effected under clause (y)), during the period from and after the six (6) month anniversary of the Closing Date to the eighteen (18) month anniversary of the Closing Date.  For clarity, Purchaser shall not be restricted from Transferring any GGO Shares, GGO Warrants, or shares issuable upon exercise of the GGO Warrants from and after the eighteen (18) month anniversary of the Closing Date.

Notwithstanding anything herein to the contrary, Purchaser shall be permitted to Transfer any portion or all of its GGO Shares, the GGO Warrants and the shares of GGO Common Stock issuable upon exercise of the GGO Warrants at any time under the following circumstances (provided, that none of Purchaser’s rights and benefits under this Agreement shall inure to the benefit of any transferee under clause (ii) or (iii) below):

(i)            Transfers to any Affiliate of Purchaser, any member of Purchaser, any Brookfield Consortium Member and any member, partner or shareholder or any Affiliate of any Brookfield Consortium Member, in accordance with and subject to the Designation Conditions and subject to the transferee agreeing in writing for the benefit of THHC to be bound by the terms of this Section 5.

(ii)           Transfers pursuant to a merger or tender offer or exchange offer involving THHC in which any Person acquires more than 50% of the outstanding GGO Common Stock on a Fully Diluted Basis.

(iii)          Any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan.

For the avoidance of doubt, Purchaser’s rights to designate for nomination the Purchaser GGO Board Designee pursuant to Section 2 and Subscription Rights pursuant to Section 1 may not be Transferred to a Person that is not a Brookfield Consortium Member.

Purchaser agrees to the imprinting of a legend referencing the above transfer restrictions on any certificate evidencing the GGO Shares (and shares issuable upon exercise of GGO Warrants).  In connection with any transfer of the GGO Shares (and shares issuable upon exercise of GGO Warrants), THHC shall remove such legends from such certificates to the extent the transferee thereof is not bound by such transfer restrictions.

6.             Rights Agreement.  In the event THHC adopts a rights plan analogous to the Rights Agreement (the “GGO Rights Agreement”), (i) the GGO Rights Agreement shall be inapplicable to the Cornerstone Agreement, this Agreement and the transactions contemplated thereby and hereby, (ii) neither Purchaser, nor any Brookfield Consortium Member, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of shares of GGO Common Stock or GGO Warrants or the shares issuable upon exercise of the GGO Warrants, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) will not separate from the GGO Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of the Cornerstone Agreement or this Agreement or the consummation of the transactions contemplated thereby and hereby including the acquisition of shares of GGO Common Stock by Purchaser and any Brookfield Consortium Member after the date hereof as otherwise permitted by the Cornerstone Agreement and this Agreement, or the GGO Warrants.

7.             Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  Notwithstanding the previous sentence, this Agreement, or Purchaser’s rights, interests or obligations hereunder, may be assigned or transferred, in whole or in part, by Purchaser to Brookfield Consortium Members; provided, that any such assignee assumes the obligations of Purchaser hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as Purchaser and the Designation Conditions are otherwise satisfied.  Notwithstanding the foregoing or any other provisions herein, no such assignment shall relieve Purchaser of its obligations hereunder if such assignee fails to perform such obligations.

8.             Prior Negotiations; Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

9.             Governing Law; Venue.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

10.          Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

11.          Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

12.          Certain Remedies.  The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity

[Signature Page Follows]

Please evidence your acceptance of, and agreement to, the terms and conditions of this Agreement by executing and returning an executed copy of this Agreement to the address first written above as soon as practicable.

Very truly yours,

THE HOWARD HUGHES CORPORATION

By:
Name:
Title:

Accepted and agreed as of the date of this Agreement:

REP INVESTMENTS LLC

By:
Name:
Title:

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